Exhibit 33.3

1 Mortgage Way Mt. Laurel, NJ 08054

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB

SERVICING CRITERIA

PHH Mortgage Corporation (“PHH”) is responsible for assessing compliance as of and for the 12-month period ending December 31, 2018 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria set forth in Section 229.1122(d)(3)(i)(c), (d)(4)(xv) and (d)(1)(iii) of the CFR, which PHH has concluded are not applicable to the servicing activities it performs with respect to the transactions covered by this report (the “Applicable Servicing Criteria”). The criteria set forth in Section 229.1122 (d)(2)(i), (d)(2)(ii), (d)(4)(iv), (d)(4)(vii), (d)(4)(viii) and (d)(4)(xi) of the CFR are performed by outsource providers on behalf of PHH; however, PHH has monitored the outsourcing of these criteria and assumes responsibility for compliance. The transactions covered by this report include asset-backed securities transactions for which PHH acted as servicer involving residential mortgage loans other than transactions closing prior to the effective date of Regulation AB (the “Platform”).

PHH has assessed its compliance with the Applicable Servicing Criteria as of December 31, 2018 and for the Reporting Period and has concluded that PHH has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

PHH has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the Applicable Servicing Criteria as of December 31, 2018 and for the Reporting Period with respect to the Platform taken as a whole.

Deloitte & Touche, an independent registered public accounting firm, has issued an attestation report on PHH’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2018 and for the Reporting Period with respect to the Platform taken as a whole.

PHH Mortgage Corporation

Date: February 28, 2019

/s/ Gregory Bronczyk
Gregory Bronczyk
Vice President and Assistant Secretary

/s/ William Becker
William Becker
Vice President, Default Servicing